Exhibit 99.1

Altisource extends the term and expands its strategic service provider relationship with Ocwen
Providing an increased breadth of solutions and lengthening the term of agreement.
Luxembourg, May 6, 2021 - Altisource Portfolio Solutions S.A. (NASDAQ: ASPS), an integrated service provider and marketplace for the real estate and mortgage industries, announced that its subsidiary Altisource S.à r.l. signed a binding term sheet with Ocwen Financial Corporation and Ocwen USVI Services, LLC (collectively, “Ocwen”), a leading non-bank mortgage servicer and originator, extending the term of the services agreements between them from August 2025 through August 2030 for the existing default solutions that Altisource provides to Ocwen, as well as an expanded suite of solutions.
The expanded suite of solutions includes the opportunity to provide field services, first and second chance foreclosure auctions, and title services on Ocwen’s F.H.A., V.A. and U.S.D.A. loans. The agreement also establishes a framework for Altisource to expand the foreclosure trustee solutions it provides to Ocwen in additional states and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen.
“We value our longstanding, strategic relationship with Ocwen and are very pleased to expand and extend our agreements with Ocwen, one of the largest non-bank mortgage servicers in the country,” said Altisource CEO William B. Shepro. “This agreement should support our growth and strengthen our position as a leading provider of solutions to the mortgage industry.”
The agreement also resolves the contractual dispute between the parties related to Ocwen’s transfer to New Residential Investment Corp. or its affiliates the rights to designate service providers other than Altisource.

About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.

Investor Contact:	Press Contact:

Michelle D. Esterman	Kevin Hosey
Chief Financial Officer	Senior Manager, Marketing
T: (770) 612-7007	T: (770) 6112-7007
E: Michelle.Esterman@altisource.com	E: Kevin.Hosey@altisource.com